ADAMIS PHARMACEUTICALS CORPORATION 8-K

Exhibit 99.1

Adamis Pharmaceuticals Reports Second Quarter 2022 Financial Results and Provides Corporate Update

Management to host webcast/conference call today at 1:30 p.m. PT / 4:30 p.m. ET

SAN DIEGO, August 10, 2022 – Adamis Pharmaceuticals Corporation (NASDAQ: ADMP), a commercial-stage biopharmaceutical company primarily focused on developing and commercializing products in various therapeutic areas, including allergy, opioid overdose, respiratory and inflammatory disease, today reported financial results for the second quarter of 2022 and provided an update on recent corporate developments.

“I committed to the CEO role in May because I could see beyond Adamis’ current position to where it could go. I knew the Company had strong assets which we could leverage to unlock shareholder value,” said David J. Marguglio, CEO of Adamis. “We have two FDA-approved products competing in large markets. We have an ongoing Phase 2/3 trial for Tempol that, if it shows significant efficacy, could not only potentially become a blockbuster treatment for COVID-19, but could be potentially expanded to treat other respiratory diseases. Most importantly, we have a small, yet devoted team of highly qualified and experienced individuals committed to both saving patient lives and growing Adamis.”

Product and Pipeline Updates and Other Corporate Developments

ZIMHI ™ (naloxone) Injection

•	US WorldMeds (USWM) began shipping ZIMHI to wholesalers at the end of March. The commercial launch is proceeding as planned.
•	USWM-relayed feedback from the field has been decidedly positive. Many customers feel ZIMHI’s combination of a higher dose with intramuscular delivery provides an advantage and significantly differentiates it from the leading competitors.
•	A recently launched website enables institutional customers to order and receive product directly through ZimhiDirect.com.
•	Progress continues in adding ZIMHI to formularies for payors and PBMs. It has been added to the standing orders in 25 states - which permits pharmacies to dispense ZIMHI without a prescription.
•	While market access is increasing, USWM has fielded a team of sales reps detailing doctors and clinics to increase awareness and ultimately drive scripts.

SYMJEPI ® (epinephrine) Injection

•	In March, the Company announced that manufacturing issues had led to a voluntary recall of four lots of SYMJEPI due to the potential for clogged needles.
•	An investigation lasting several months determined a single batch of stainless-steel needles was the root cause of the failures. Adamis and the manufacturer have developed corrective and preventive actions, and new syringes have been sourced.
•	Adamis is committed to returning SYMJEPI to the market as soon as all stakeholders are satisfied that these corrective actions should prevent a similar failure in future batches.

TEMPOL

•	Adamis believes that patient enrollment in the Phase 2/3 clinical trial is nearly completed.
•	The Data Safety Monitoring Board is scheduled to meet near the end of September to review unblinded interim data including safety and efficacy. Adamis will remain blinded to the data until the final study data is compiled and reviewed.
•	If interim trial data shows significant efficacy, the DSMB may recommend stopping the trial in light of the significant efficacy, and Adamis would likely seek to meet with FDA to discuss next steps and requirements for applying for Emergency Use Authorization, which could be a significant positive development for the Company, patients and healthcare providers.
•	The Company is exploring other potential indications for Tempol and seeking both government and non-government funding to further development.

Financial Results

•	Revenues for the six months ending June 30, 2022 and 2021 were approximately $1.2 million and $2.6 million, respectively. The decrease in revenues was primarily due the manufacturing hold and recall of SYMJEPI in 2022, offset by the product launch of ZIMHI.
•	Selling, general and administrative expenses for the first six months ending June 30, 2022 and 2021 were approximately $7.6 million and $8.5 million, respectively. The decrease was primarily due to the decreases in compensation and legal expenses.
•	Research and development expenses were higher for the first six months of 2022, at approximately $7.5 million, compared to $4.4 million in the same period in 2021. The increase was primarily related to the ongoing clinical trial for Tempol.
•	Net loss from discontinued operations for the six months ended June 30, 2022 and 2021 was approximately $0.2 million and $3.1 million, respectively. This decreased loss was primarily attributable to the cessation of US Compounding’s operations.
•	Cash and cash equivalents at the end of the second quarter totaled $8.9 million. Cash expenses were higher than expected due to approximately $5.2 million in disbursements relating to the repayment of the Second Draw Paycheck Protection Program loan, expenses related to the SYMJEPI recall and employment separation expenses. Although there are no assurances, the Company expects to receive additional proceeds during the second half of 2022, which could range from collections of approximately $2.0- to 3.5 million pursuant to the sale of certain USC assets to Fagron in 2021, and from the disposition of the remaining USC assets.

Conference Call Information

Management will host a live webcast/conference call today, August 10, 2022 at 4:30 p.m. ET / 1:30 p.m. PT, during which Company executives will review financial information for the second quarter of 2022 and provide a corporate update.

U.S. Dial-in (Toll Free): (877) 423-9813

Toll/International Dial-in: (201) 689-8573

Conference ID: 13731678

A live audio webcast of the conference call will also be available via this link. If you are unable to participate in the live call, a replay will be available shortly after the live event. To listen to the replay please visit the events page of the Adamis investor relations section of the company website at http://ir.adamispharmaceuticals.com/presentations.

About Adamis Pharmaceuticals

Adamis Pharmaceuticals Corporation is a commercial-stage biopharmaceutical company primarily focused on developing and commercializing products in various therapeutic areas, including allergy, opioid overdose, respiratory and inflammatory disease. The Company’s SYMJEPI® (epinephrine) Injection products are approved by the FDA for use in the emergency treatment of acute allergic reactions, including anaphylaxis. The Company’s ZIMHI™ (naloxone) Injection product is approved for the treatment of opioid overdose. Tempol is in development for the treatment of patients with COVID-19 and a Phase 2/3 clinical trial is underway. For additional information about Adamis Pharmaceuticals, please visit our website and follow us on Twitter and LinkedIn.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that express plans, anticipation, intent, contingencies, goals, targets or future development and/or otherwise are not statements of historical fact. These statements relate to future events or future results of operations, including, but not limited to the following statements: statements concerning the Company’s Phase 2/3 clinical trial for Tempol; statements concerning the activities and process of the DSMB, the timing and outcome of that process, and any subsequent meetings or interactions between the Company and the FDA following the DSMB review; the Company’s beliefs concerning the mechanisms of action, safety and effectiveness of Tempol and the potential commercial success of Tempol, if approved; the timing, progress or results of the Company’s Phase 2/3 clinical trial for Tempol or other studies or trials relating to Tempol; the Company’s beliefs concerning the timing and outcome of the investigation, and corrective and preventing actions, relating to the SYMJEPI manufacturing hold and product recall, and concerning the timing of resumption of manufacturing and commercial sales of SYMJEPI; the Company’s beliefs concerning the progress and success of the commercial launch of ZIMHI; the Company's beliefs concerning the ability of its products and product candidates to compete successfully in the market; the Company's beliefs concerning the safety and effectiveness of SYMJEPI, ZIMHI or its other products and product candidates; the Company’s ability to successfully commercialize the products and product candidates, itself or through commercialization partners; future development and regulatory actions concerning the Company’s product candidates; the Company’s beliefs concerning the benefits, enforceability, and extent of intellectual property protection afforded by patents and patent applications that it owns or has licensed and its rights under applicable license agreements, and its ability to enforce its patents and other intellectual property rights against third parties; statements about the Company’s strategies, objectives, future goals and achievements; and other statements concerning our future operations, activities and financial results. We may not achieve one or more of the target future milestones or achievements described in the press release either within the anticipated time periods or at all. In addition, forward-looking statements concerning our anticipated future activities assume that we have sufficient funding to support such activities and continue our operations and planned activities. Statements in this press release concerning future events depend on several factors beyond the Company's control, including the absence of unexpected developments or delays, market conditions, and the regulatory approval process. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, which may cause the Company’s actual results to be materially different from the results anticipated by such forward-looking statements. We cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. You should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and except as may be required by applicable law, we undertake no obligation to update or release publicly the results of any revisions to these forward-looking statements or to reflect events or circumstances arising after the date of this press release. Certain of these risks and additional risks, uncertainties, and other factors are described in greater detail in Adamis’ filings from time to time with the SEC, including its annual report on Form 10-K for the year ended December 31, 2021, and subsequent filings with the SEC, which Adamis strongly urges you to read and consider, all of which are available free of charge on the SEC's web site at http://www.sec.gov.

Contact:

Adamis Investor Relations

Robert Uhl

Managing Director

ICR Westwicke

619.228.5886

ADAMIS PHARMACEUTICALS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET DATA (Unaudited)

	June 30, 2022	December 31, 2021
Cash and Cash Equivalents	$8,875,925	$23,220,770
Total Current Assets	15,320,615	35,203,622
Total Assets	17,694,435	38,297,987
Total Liabilities	10,652,292	12,415,209
Accumulated Deficit	(296,837,649)	(278,085,813)
Total Stockholders’ Equity	7,042,143	25,882,778

ADAMIS PHARMACEUTICALS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS DATA (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue, net	$39,847	$1,275,474	$1,194,361	$2,608,153
Cost of Goods Sold	689,178	1,796,243	2,152,760	3,641,480
Selling, General and Administrative Expenses	4,205,934	4,934,491	7,588,630	8,452,542
Research and Development	3,320,654	2,196,721	7,542,179	4,446,465
Loss from Operations	(8,175,919)	(7,651,981)	(16,089,208)	(13,932,334)
Total Other Income (Expense), net	(159,535)	(44,574)	(2,436,000)	(7,686,907)
Net Loss Applicable to Common Stock	$(8,397,221)	$(9,313,730)	$(18,751,836)	$(24,692,964)
Basic & Diluted Loss Per Share	$(0.06)	$(0.06)	$(0.13)	$(0.18)
Basic & Diluted Weighted Average Shares Outstanding	149,815,683	148,886,141	149,717,104	139,228,658